EXHIBIT 11.1


CPI CORP. COMPUTATION OF EARNINGS PER COMMON SHARE
(in thousands of dollars except per share amounts)
Twelve Weeks Ended July 19, 1997 and July 20, 1996

                                          Twelve Weeks Ended
                                         ---------------------
                                          July 19,     July 20,
                                            1997         1996
                                         ---------    ---------
Primary:

  Net earnings (loss) applicable
    to common shares                     $  1,385     $   (813)
                                         =========    =========

Shares (in thousands of shares):

  Weighted average number of
    common shares outstanding              17,335       17,222

  Shares issuable under employee
    stock plans - weighted average             31           38

  Dilutive effect of exercise of
    certain stock options                     128           44

  Less:  Treasury stock - weighted
    average                                (5,573)      (3,303)
                                         ---------    ---------
  Weighted average number of common
    and common equivalent shares
    outstanding                            11,921       14,001
                                         =========    =========
Net earnings (loss) per common and
    common equivalent shares             $   0.12     $  (0.06)
                                         =========    =========





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